Exhibit 99.3

One World Pharma, Inc. and OWP Ventures, Inc.

Pro Forma Financial Information

(Unaudited)

For the Year Ended

December 31, 2018

On February 21, 2019, One World Pharma, Inc. (“the Company”) entered into an Agreement and Plan of Merger with OWP Merger Subsidiary, Inc., our wholly-owned subsidiary, and OWP Ventures, Inc. (“OWP Ventures”), which is the parent company of One World Pharma, SAS (“OWP Colombia”). Pursuant to the Merger Agreement, we acquired OWP Ventures (and indirectly, OWP Colombia) by the merger of OWP Merger Subsidiary with and into OWP Ventures, with OWP Ventures being the surviving entity as our wholly-owned subsidiary (the “Merger”). As a result of the Merger (a) holders of the outstanding capital stock of OWP Ventures received an aggregate of 39,475,398 shares of our common stock; (b) options to purchase 825,000 shares of common stock of OWP Ventures at an exercise price of $0.50 automatically converted into options to purchase 825,000 shares of our common stock at an exercise price of $0.50; (c) the outstanding principal and interest under a $300,000 convertible note issued by OWP Ventures became convertible, at the option of the holder, into shares of our common stock at a conversion price equal to the lesser of $0.424 per share or 80% of the price we sell our common stock in a future “Qualified Offering”; (d) 875,000 shares of our common stock owned by OWP Ventures prior to the Merger were cancelled; and (e) OWP Ventures’ chief operating officer became our chief operating officer and two of OWP Ventures’ directors became members of our board of directors.

The following unaudited pro forma condensed combined balance sheets at December 31, 2018, and the unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended December 31, 2018 presented herein are based on the historical financial statements of the Company and OWP Ventures, Inc. and its subsidiary, OWP Colombia, after giving effect to the Merger.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Merger, factually supportable and, with respect to the statements of operations and comprehensive income, expected to have a continuing impact on the results of the combined company. This unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and accompanying notes of OWP Ventures, and the historical financial statements and accompanying footnotes of the Company appearing in its periodic SEC filings. The adjustments that are included in the following unaudited pro forma combined financial statements are described in the notes below, which include the referenced notes that are marked in those financial statements.

2

ONE WORLD PHARMA, INC. / OWP VENTURES, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(Unaudited)

	As of December 31, 2018
	One World	OWP	Pro Forma		Pro Forma
	Pharma, Inc.	Ventures, Inc.	Adjustments	Note	Combined
ASSETS

Current assets	$701	$161,190	$-		$161,891
Other assets	-	356,439	-		356,439

Total assets	$701	$517,629	$-		$518,330

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities	$420	$1,169,760	$-		$1,170,180

Total liabilities	420	1,169,760	-		1,170,180

Stockholders' equity (deficit):
Preferred Stock	-	-	-		-
Common stock	1,323	3,429	(3,429)	A	39,923
			39,475	B
			(875)	C
Additional paid-in capital	154,067	1,309,215	(152,282)	A	1,272,400
			(39,475)	B
			875	C
Stock Receivable	-	(602)	602	A	-
Accumulated other comprehensive income	-	(4,090)			(4,090)
Accumulated deficit	(155,109)	(1,959,982)	155,008	A,C	(1,960,083)
	281	(652,030)	(101)		(651,850)
Noncontrolling Interest	-	(101)	101	C	-
Total stockholders' equity (deficit)	281	(652,131)	-		(651,850)

Total liabilities and stockholders' equity (deficit)	$701	$517,629	$-		$518,330

3

ONE WORLD PHARMA, INC. / OWP VENTURES, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the Year Ended
	December 31, 2018
	One World	OWP	Pro Forma		Pro Forma
	Pharma, Inc.	Ventures, Inc.	Adjustments	Note	Combined

Revenue	$-	$-	$-		$-

Operating expenses	26,964	1,871,849	-		1,898,813
Net operating loss	(26,964)	(1,871,849)	-		(1,898,813)

Other expense	-	(88,234)	-		(88,234)
Net loss	$(26,964)	$(1,960,083)	$-		$(1,987,047)
Less: Net loss attributable to the noncontrolling interest	-	101	(101)	C	101
Net loss attributable to OWP Ventures, Inc.	$(26,964)	$(1,959,982)	$(101)		$(1,986,946)

loss on foreign currency translation	-	(4,090)	-		(4,090)
Net other comprehensive loss	$(26,964)	$(1,964,072)	$(101)		$(1,991,036)

Weighted average number of common shares outstanding - basic and fully diluted	1,322,500	31,992,168			39,922,898

Net loss per share - basic and fully diluted	$(0.02)	$(0.06)			$(0.05)

4

Note 1 – Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements are based on the historical condensed consolidated financial statements of the Company and OWP Ventures, as adjusted to give effect to the Merger. The unaudited pro forma condensed consolidated balance sheets as of December 31, 2018 gives effect to the Merger of OWP Ventures as if it occurred on December 31, 2018. The unaudited pro forma condensed consolidated statements of operations and comprehensive income for the year ended December 31, 2018 gives effect to the Merger of OWP Ventures as if it had occurred on January 1, 2018.

The unaudited pro forma combined financial information is based on the assumption that the Merger is accounted for using the acquisition accounting method in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and includes all adjustments that are directly attributable to the transactions, and are factually supportable regardless of whether they have continuing impact or are nonrecurring.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information also does not include any future integration costs. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and is not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had the Company and OWP Ventures been reporting operations on a consolidated basis during the specified periods presented.

Note 2 – Pro Forma Adjustments

The pro forma condensed combined financial information is based upon the historical financial statements of the Company and OWP Ventures and certain adjustments that the Company believes are reasonable to give effect to the Merger. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma condensed combined financial statements were prepared using the acquisition method of accounting for the business combination.

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheets and statements of operations:

A – Elimination of One World Pharma’s equity.

B – Issuance of 39,475,398 shares of the Company’s common stock in connection with the Merger based on a 1:1 exchange of outstanding OWP Ventures shares at closing.

C – Cancellation of 875,000 One World Pharma, Inc. shares owned by OWP Ventures prior to the Merger.

D – Debt settlement pursuant to November 22, 2018 purchase of 875,000 of the outstanding shares of common stock from the former CEO, on a split adjusted basis.

5